Exhibit 10.2
BIG LOTS 2012 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Participant:	Number of Shares:

Grant Date:	Exercise Price:

In accordance with the terms of the Big Lots 2012 Long-Term Incentive Plan, as may be amended (“Plan”), this Non-Qualified Stock Option Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Participant, and the Company in connection with the Company's grant of the right to purchase, at the option of the Participant, at the Exercise Price (“Option”) an aggregate of the number of Shares of the Company. The Option is subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan. To ensure that you fully understand the terms and conditions of this Award, you should carefully read the Plan and this Agreement.

Nature of Grant

The Option is a Non-Qualified Stock Option (“NQSO”) and, as such, is not an Incentive Stock Option (“ISO”) within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

Exercisability of Option

The Option will become vested and exercisable in increments according to the vesting schedule. However, if an Acceleration Event occurs before the latest date in the vesting schedule, the then-remaining unvested portion of the Option will vest and become exercisable on the day on which the Acceleration Event occurred, but only if the Acceleration Event occurred at least six (6) months following the Grant Date (and such vesting shall be deemed to have occurred immediately prior to the Participant's Termination of Employment or Service). “Acceleration Event” means the earlier of the Participant's death or Disability. Except as provided in the Plan, the Option, to the extent that it is vested, may be exercised any time from the date it vests through the date that it expires. Vesting is always subject to all other Plan requirements being satisfied.

Shares	Vesting Date	Expiration Date

Acceptance

The Participant hereby accepts the Option and acknowledges receipt of a copy of the Plan, as in effect on the Grant Date. By accepting the Option, the Participant agrees to all of the terms and conditions of the Plan and this Agreement, and the Participant agrees to accept as binding, conclusive and final all determinations, decisions and interpretations of the Committee upon any issues arising under the Plan and/or this Agreement. The Participant also represents and warrants to the Company that he or she is aware of and agrees to be bound by the Company's insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company's securities.

Accepted as of _______________________, 20___	BIG LOTS, INC.
"Participant,"

_____________________________________	By: ______________________